Exhibit 99

Contacts:

The Washtenaw Group, Inc. - Howard Nathan – P:800 765-5562

Marcotte Financial Relations - Mike Marcotte – P:248 656-3873

The Washtenaw Group, Inc.
Earnings Lowered By Mortgage Decline	For Immediate Release

ANN, ARBOR, Mich., Aug. 4, 2004 — The Washtenaw Group, Inc. (Amex:TWH), the holding company for Washtenaw Mortgage Company, recorded lower earnings for the second quarter of 2004, reflecting the industry-wide downturn in residential-mortgage activity, Charles C. Huffman, Chairman and CEO, reported today.

Washtenaw Mortgage Company, one of the nation’s leading wholesale mortgage companies, originates, acquires, sells and services mortgage loans. The Company is headquartered in Ann Arbor, Michigan, and conducts business through approximately 2,000 correspondent lenders in approximately 40 states.

The Washtenaw Group, Inc. resulted from the previously announced spin-off of Washtenaw Mortgage Company into a separate, publicly held corporation, from Pelican Financial, Inc. (Amex:PFI). The spin-off was effective at the close of business December 31, 2003.

Operating results

Mortgage-origination volume fell 70% for the second quarter and 64% for the first half of 2004, from the continued industry-wide slump in mortgage-refinance activity and softness in new-mortgage originations. Total originations for the second quarter of 2004 were $384 million, compared with $1.3 billion for Q2-2003. For the first half, originations were $778 million, compared with record originations of $2.2 billion for the first half of 2003.

As a result of the lower overall volume, the Corporation posted net income of $116,756, or $0.03 per share, for the second quarter, a turnaround from year-earlier record net income of $3,406,000, or $0.76 per share. For the first half, the Corporation recorded a net loss of $2,987,000, equivalent to $0.67 per share, compared with record net income of $6,065,000, or $1.36 per share, for the first half of 2003.

The results for the quarter were aided by a GAAP-required valuation-adjustment to the mortgage-servicing-rights portfolio of $3,944,000, equivalent to $0.88 per share. The results for Q2-2003 included a valuation-adjustment charge of $2,830,000, equivalent to $0.63 per share. For the first half of 2004, the valuation adjustment was $1.0 million, equivalent to $0.23 per share, compared with a valuation-adjustment charge of $4,635,000, or $1.03 per share, for the first half of 2003.

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Results also included a loss and provision for loss on loan repurchases and other real estate of $2,249,000 for Q2-2004 and $2,865,000 for the first six months of 2004. These provisions were $1,249,000 and $2,167,000, for the second quarter and first half of 2003, respectively.

Mr. Huffman noted that the Corporation’s investments in technology have been instrumental in reducing overhead, including personnel costs, which were cut by 59% for the second quarter and nearly 50% for the first half.

He added,  “While we are not happy with the results, our Corporation performed well under the circumstances. We have quickly adapted to market conditions by downsizing, without compromising response time or service quality.  We continue to increase our broker network, which exceeds 2,000 independent brokers across the US. We are still building marketshare in our West Coast Region.  And we are well positioned to take advantage of an upturn in business volume.”

Safe Harbor. This news release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based on management’s current expectations and are subject to risks and uncertainties, which could cause actual results to differ materially from those described in the forward-looking statements. Among these risks are regional and national economic conditions, competitive and regulatory factors, legislative changes, mortgage-interest rates, cost and availability of borrowed funds, our ability to sell mortgages in the secondary market, and housing sales and values. These risks and uncertainties are contained in the Corporation’s filings with the Securities and Exchange Commission, available via EDGAR. The Company assumes no obligation to update forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such forward-looking statements.

(financial statements follow)

THE WASHTENAW GROUP, INC.

Consolidated Balance Sheets

	June 30, 2004	December 31, 2003
	(Unaudited)
ASSETS
Cash and cash equivalents	$100,000	$100,000
Accounts receivable, net	4,971,299	5,340,932
Loans held for sale	60,144,176	97,687,823
Mortgage servicing rights, net	23,561,036	24,614,381
Other real estate owned	1,036,772	925,839
Premises and equipment, net	1,648,790	1,480,988
Other assets	1,353,269	1,030,653

	$92,815,342	$131,180,616

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities
Due to bank	10,869,782	11,074,372
Notes payable	28,648,842	33,211,685
Repurchase agreements	17,050,428	43,926,901
GNMA repurchase liability	7,359,982	8,599,700
Other liabilities	9,629,826	12,162,996
Total liabilities	73,558,859	108,975,654

Shareholders’ equity
Preferred stock, $.01 par value 1,000,000 shares authorized; none outstanding	—	—
Common stock, $.01 par value 9,000,000 shares authorized 4,488,351 outstanding at June 30, 2004 and December 31, 2003	44,884	44,884
Additional paid in capital	1,994,033	1,955,932
Retained earnings	17,217,566	20,204,146
Total shareholders’ equity	19,256,483	22,204,962

	$92,815,342	$131,180,616

THE WASHTENAW GROUP, INC.

Consolidated Statements of Income (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003

Interest income	$1,205,151	$3,997,158	$2,413,992	$7,059,173
Interest expense	845,919	1,957,119	1,667,681	3,496,696
Net interest income	359,232	2,040,039	746,311	3,562,477

Noninterest income
Servicing income	2,222,773	1,714,144	4,611,651	3,434,101
Gain on sales of mortgage servicing rights and loans, net	1,879,114	15,038,244	4,628,091	26,473,046
Other income	291,292	355,643	576,834	562,212
Total noninterest income	4,393,179	17,108,031	9,816,576	30,469,359

Noninterest expense
Compensation and employee benefits	2,632,013	6,491,306	5,965,099	11,792,450
Occupancy and equipment	452,490	444,563	871,838	839,866
Telephone	76,827	156,704	155,207	285,904
Postage	112,370	207,782	260,294	392,140
Amortization of mortgage servicing rights	1,967,709	1,457,514	3,920,936	2,641,298
Mortgage servicing rights valuation adjustment	(3,943,903)	2,830,175	(1,041,589)	4,635,179
Loss and provision for loss on loan repurchases and other real estate	2,248,651	1,249,498	2,865,485	2,166,839
Other noninterest expense	1,045,101	1,118,517	2,015,570	2,051,306
Total noninterest expense	4,591,258	13,956,059	15,012,840	24,804,982

Income (loss) before income taxes	161,153	5,192,011	(4,449,953)	9,226,854

Provision for income taxes	44,397	1,786,421	(1,463,372)	3,162,240

Net income (loss)	$116,756	$3,405,590	$(2,986,581)	$6,064,614

Basic and diluted earnings (loss) per share	$0.03	$0.76	$(0.67)	$1.36